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                                                               Exhibit 99(c)(10)


            The undersigned, John W. Pysnack (the "Stockholder"), hereby acknowledges that, concurrently with the execution and delivery of this agreement, James S. Gleason, certain other members of the management of Gleason Corporation (the "Company") and Torque Acquisition Co., L.L.C. ("Acquisition Company") are submitting a proposal (the "Proposal") to the Special Committee of the Board of Directors of the Company (the "Special Committee"), the terms and conditions of which are set forth in a draft merger agreement, to be entered into by and among the Company, Acquisition Company and Merger Subsidiary (such draft merger agreement and any definitive merger agreement entered into as a result of the Proposal being hereafter referred to as the "Merger Agreement"), which is being provided to the Special Committee in connection with the Proposal. Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

            In consideration of the submission of the Proposal by Acquisition Company and with the undersigned's knowledge that Acquisition Company is relying on the term of this agreement in connection therewith, the Stockholder irrevocably represents and agrees that:

            1. except as noted on Schedule A attached hereto, the Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of outstanding shares of Company Common Stock (the "Shares") set forth on Schedule A attached hereto;

            2. the Stockholder is the record and beneficial owner of Company Options to acquire the number of shares of Company Common Stock (the "Option Shares") set forth on Schedule B attached hereto and, except for the Shares and the Option Shares, the Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company;

            3. the Stockholder will not tender any of the Shares or Option Shares pursuant to the Offer;

            4. the Stockholder will vote or cause to be voted all Shares, and all Option Shares issued prior to the record date for voting on the Merger, (i) in favor of the Merger and the approval and adoption of the Merger Agreement and
(ii) so long as the Merger Agreement is in effect, against any action or agreement that would impede, interfere with, or prevent the Offer or the Merger at any meeting
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(whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders;

            5. pursuant to the terms of the Merger Agreement, (i) all Shares, and all Option Shares issued prior to the Effective Time, will each be converted in the Merger into the right to receive one Retained Share, and (ii) except if and to the extent exercised prior to the Effective Time, each Company Option to acquire shares of Company Common Stock set forth on Schedule B attached hereto will, as of the Effective Time, continue to represent an option to acquire the same number of shares of Surviving Corporation Common Stock at the same exercise price per share, subject to extension by the Board of Directors of the Company;

            6. the Stockholder will not, directly or indirectly, during the term of this agreement, (i) sell, transfer, pledge, hypothecate, encumber, assign or dispose of any Shares or Option Shares or the beneficial ownership thereof, or offer to do any of the foregoing, (ii) except as contemplated pursuant to
Section 4 hereof and except for the Voting Trust Agreement to be entered into upon consummation of the Merger, grant any proxy or power of attorney, deposit any Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to the Shares, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment or other disposition of or transfer of any interest in or the voting of any shares of Company Common Stock or any other securities of the Company or
(iv) exercise any Company Options to acquire shares of Company Common Stock; and

            7. the Stockholder hereby agrees to enter into such Stockholder's Severance Agreement, substantially in the form attached hereto as Exhibit 1, concurrently with the execution and delivery of the Merger Agreement.

            The Stockholder agrees to the terms and provisions set forth in the term sheet with respect to the New Management Option Plan and in the forms of Stockholders' Agreement and Voting Trust Agreement attached hereto and agrees to enter into the Stockholders' Agreement concurrently with the execution and delivery of the Merger Agreement and to enter into the Voting Trust Agreement prior to or concurrently with the consummation of the Merger. The Stockholder further agrees to the terms and provisions set forth in the term sheet with respect to the Management Subscription Agreement attached hereto and agrees to enter into a definitive agreement with the Company prior to or concurrently with the consummation of the Merger which incorporates in all material respects such terms and provisions.


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            This agreement shall terminate if (i) the Merger Agreement has not been executed within 30 days after the date hereof, (ii) the Offer shall expire without Acquisition Company or the Company accepting for payment or purchasing any shares of Company Common Stock pursuant to the Offer, (iii) the Merger Agreement is terminated in accordance with its terms or (iv) the Merger is consummated.

            This agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. Nothing in this agreement shall confer any rights upon any party other than the parties hereto. Any party hereto may waive compliance by the other party hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

            All notices and other communications hereunder must be in writing and are to be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            If to Acquisition Company:

            c/o Vestar Capital Partners IV, L.P.
            245 Park Avenue, 41st Floor
            New York, New York 10167
            Telecopy: (212) 808-4922
            Attention:  Sander M. Levy

            Copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            919 Third Avenue
            New York, New York 10022
            Telephone: (212) 735-3000
            Telecopy: (212) 735-2000
            Attention:  Blaine V. Fogg, Esq.


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

            If to the Company:

            Gleason Corporation
            1000 University Avenue
            P.O. Box 22970
            Rochester, New York 14692
            Telecopy: (716) 461-4092
            Attention:  Secretary

            Copy to:

            Stroock & Stroock & Lavan LLP
            180 Maiden Lane
            New York, New York  10038
            Telecopy: (212) 806-6006
            Attention:  David L. Finkelman, Esq.

            If to the Stockholder:

            John W. Pysnack
            c/o Gleason Corporation
            1000 University Avenue
            P.O. Box 22970
            Rochester, New York 14692

or to such other address as any party hereto may have previously furnished to the other party hereto in writing in accordance herewith.

            Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Each of the parties hereto acknowledges and agrees that in the event of any breach of this agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed


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that the parties hereto (i) shall waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this agreement.

            All rights, powers and remedies provided under this agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other party hereto with its obligations hereunder, and any custom or practice of the parties hereto at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.


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

            This agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                 /s/ John W. Pysnack
                                 --------------------------------
                                 John W. Pysnack

Accepted and Agreed
this 29th day of November, 1999:

TORQUE ACQUISITION CO., L.L.C.

By:  /s/ Sander M. Levy
   ------------------------------
Name:    Sander M. Levy
Title:   President

GLEASON CORPORATION

By:   /s/ James S Gleason
   -------------------------------
Name:     James S. Gleason
Title:    Chairman and Chief
          Executive Officer


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                                   SCHEDULE A

Total number of Shares beneficially owned by John W. Pysnack:  4,637

Total number of Shares over which John W. Pysnack has sole voting and disposition rights:  4,637


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                                   SCHEDULE B

Option Shares beneficially owned by John W. Pysnack:  18,000


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